Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into between Altair Nanotechnologies, Inc., a Canadian corporation (“Altair”), and Alan J. Gotcher, PhD (“Dr. Gotcher”), an individual.

Definitions

Dr. Gotcher:  As used herein, the term “Dr. Gotcher” shall mean and refer to Alan J. Gotcher.

Affiliate:  As used herein, the term “Affiliate” shall mean and refer to any officer, director, shareholder, employee, attorney and/or agent of Altair; and/or any direct or indirect subsidiary, or division of Altair (including without limitation any officer, director, shareholder, member, employee, attorney and/or agent of any such subsidiary, or division); and/or any entity (including without limitation any officer, director, shareholder, member, employee, attorney and/or agent of such entity) in which Altair owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part); and/or any individual or entity (including without limitation any officer, director, member, shareholder, employee, attorney and/or agent of such entity) that owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part) in Altair, including without limitation, Altairnano Inc., a Nevada corporation, Altair U.S. Holdings, Inc., a Nevada corporation, and all consolidated subsidiaries of Altair.

Background

Pursuant to the Altair Executive Employment Agreement entered into between Dr. Gotcher, Altair and Altair Nanomaterials, Inc. as of February 17, 2006, as amended by an Amendment dated August 17, 2007 (the “Employment Agreement”), Dr. Gotcher served as the Chief Executive Officer and President of Altair and its various subsidiaries, and he rendered services to Altair and Altair Nanomaterials, Inc.  Altair has terminated Dr. Gotcher’s employment with Altair and its Affiliates pursuant to Section 6.2 of the Employment Agreement, which allows Dr. Gotcher to receive certain separation benefits, all as more fully set forth in the Employment Agreement, said termination effective March 14, 2008 (the “Termination Date”).  To resolve certain disputes, if any, between them arising from Dr. Gotcher’s employment with Altair and the termination of that employment, and to clarify certain ambiguities in the Employment Agreement and other documents concerning the terms of Dr. Gotcher's employment with and compensation from Altair, Altair and Dr. Gotcher hereby agree as follows:

Agreement

1.           Payment to Dr. Gotcher.  Pursuant to the terms of the Employment Agreement, and in exchange for Dr. Gotcher’s execution of this Agreement and the covenants and promises contained herein, Altair shall pay Dr. Gotcher the separation payments as more fully set forth in Section 7.3 of the Employment Agreement (as the same are modified and clarified hereby).

a.           To effectuate Dr. Gotcher’s continued participation in the company health benefit plan, as contemplated by Section 7.3 of the Employment Agreement, Dr. Gotcher has completed and returned to Altair those forms necessary to elect continuation coverage under Altair’s group medical insurance plan pursuant to Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), which election forms shall be provided by Altair to Dr. Gotcher.  Said health benefit coverage shall continue until the earlier of (a) twelve (12) months from the Termination Date; or (b) the date Dr. Gotcher first becomes eligible for coverage under any group health plan maintained by another employer of Dr. Gotcher or his spouse.  Nothing herein shall be deemed to extend the otherwise applicable maximum period in which COBRA continuation coverage may be provided under the plan provisions.  Altair shall be solely responsible for payment of the premium payments required to be paid to ensure maintenance of Dr. Gotcher's COBRA continuation coverage under the plan and shall promptly reimburse Dr. Gotcher for any payments he may himself be required to make to ensure the coverage.

b.           If Dr. Gotcher does not elect COBRA continuation coverage or provides Altair with notice that he no longer wishes to receive or is ineligible to receive COBRA continuation benefits, then Altair shall pay to Dr. Gotcher an amount equal to the premium payments that Altair would have paid on behalf of Dr. Gotcher under Section 1.a., which amount shall be paid in a lump sum within thirty (30) days after Altair’s receipt of notice under this paragraph.  Any such payment shall be subject to all applicable federal and state payroll withholding laws.

2.           Review and Revocation.  Dr. Gotcher understands and agrees that he has 21 days from the date he receives this Agreement to consider the terms of and to sign this Agreement.  Dr. Gotcher understands that, in his sole and absolute discretion, Dr. Gotcher may sign this Agreement prior to the expiration of the 21-day period.

Dr. Gotcher further acknowledges and understands that he may revoke this Agreement for a period of up to 7 days after he signs it (not counting the day it is signed) and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired.  To revoke this Agreement, Dr. Gotcher must give written notice stating that he wishes to revoke the Agreement to John Fallini, Chief Financial Officer, Altair Nanotechnologies, Inc., 204 Edison Way, Reno, Nevada  89502, Facsimile No. (775) 856-1619.  If Dr. Gotcher mails a notice of revocation to Altair, it must be postmarked no later than 7 days following the date on which Dr. Gotcher signed this Agreement (not counting the day it was signed) or such revocation shall not be effective.

3.           Payment After Revocation Period.

a.            Dr. Gotcher understands and agrees that the payments in the total amount of $425,000, based upon his annual salary will be paid pursuant to Section 7.3(i) of the Employment Agreement and Section 1 above in equal installments every two weeks commencing on Altair’s next regular payroll following the expiration of the 7-day revocation period set out in Section 2, above.

b.           The parties desire to clarify their rights and obligations under Section 7.3(iii) of the Employment Agreement, and accordingly, agree as follows (which provisions shall supersede the terms of Section 7.3(iii) of the Employment Agreement):  Altair shall pay a single lump-sum payment of $240,000 within ten business days following the expiration of the 7-day revocation period set out in Section 2, above.

4.           Rights to Exercise Vested Stock Options.  During the course of his employment with Altair, Dr. Gotcher was granted certain options to purchase shares of the stock of Altair Nanotechnologies Inc. (the "Options"), which Options are set forth in Exhibit A hereto.  For purposes of calculating option-exercise, vesting and early-termination periods only, and notwithstanding Dr. Gotcher's agreement to resign as a director of Altair pursuant to Section 12 of this Agreement, the date of termination of Dr. Gotcher's service for purpose of the option-exercise, vesting and early-termination periods of the Options will be considered to be May 29, 2008.  Other than as expressly set forth in the preceding sentence, nothing in this Agreement or Exhibit A shall alter or amend any term or condition of any of the Options, including without limitation, terms providing for the early termination of said Options a specified time period following the date the optionee ceases to provide services to Altair.

5.           Release of All Claims.  In consideration of the payments stated in Sections 1 and 3, above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dr. Gotcher, for himself and for his heirs, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold Altair and its Affiliates (hereinafter referred to, both individually and collectively, as “Releasees”), harmless of and from any and all claims, liabilities, charges, demands, grievances, and causes of action whether direct or indirect, liquidated or unliquidated, known or unknown, which Dr. Gotcher had, has, or may claim to have against Releasees arising prior to the date of this Agreement (hereinafter collectively referred to as “Claim(s)”).

The release, discharge, and agreement to hold harmless set forth in this Section 5 includes without limitation any Claim(s) that Dr. Gotcher has, had, or may claim to have against Releasees: (a) for wrongful termination or discharge, negligent or intentional infliction of emotional distress, promissory estoppel, fraudulent or negligence inducement, interference with contract or business expectations, breach of express or implied contract of employment, termination in violation of public policy, whistleblowing, defamation, employment-related torts, or personal injury (whether physical or mental); (b) for any Claim(s) arising under federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Nevada Fair Employment Practices Act, or any other federal, state, or local law prohibiting discrimination on the basis of race, color, religion, sex, sexual orientation, age, national origin, disability, or any other protected group status; (c) for any Claim(s) arising under the Age Discrimination in Employment Act, which protects employees age 40 and over; (d) for any Claim(s) for attorney’s fees and/or costs; (e) for any Claim(s) arising from or relating in any respect to Dr. Gotcher's employment with Altair or with any Affiliate or the termination of that employment; and (f) for any Claim(s) arising from or relating to the Employment Agreement.

The release, discharge and agreement to hold harmless set forth in this Section 5 shall not abrogate, limit, or reduce Dr. Gotcher's rights to indemnification and advancement of expenses, if any, pursuant to the By-Laws of Altair, the Canada Business Corporations Act, and other applicable law.

6.           Full and Complete Release.  Dr. Gotcher understands and agrees that he is releasing and waiving Claim(s) that he does not know exist or may exist in his favor at the time he signs this Agreement which, if known by him, would materially affect his decision to sign this Agreement.  Nonetheless, for the purpose of implementing a full and complete release and discharge of Releasees, Dr. Gotcher expressly acknowledges that the release set forth in Section 5 is intended to include in its effect, without limitation, all Claim(s) which Dr. Gotcher does not know or suspect to exist in his favor and that the release set forth in Section 5 contemplates the extinguishment of any such Claim(s).

7.           Wages and Commissions Paid in Full.  Except (1) as specifically set forth in Sections 1 and 3 above, and (2) for Dr. Gotcher's final expense reimbursement requests (to be submitted to Altair on or before April 21, 2008 and which Altair agrees to process and pay pursuant to its regular expense-reimbursement policy), Dr. Gotcher acknowledges that he has received all monies due and owing to him from Altair or any Affiliate, including without limitation any monies due and owing to him for wages, accrued but unused vacation benefits, bonuses, commissions, expense reimbursements, or otherwise and that he has no claim against Altair or any Affiliate whatsoever for the payment of any further wages, commissions, bonuses, vacation benefits, or other monies except as specifically set forth in Sections 1 and 3 of this Agreement.

8.           Restriction on Disclosure.  This Agreement is confidential information owned by Altair.  Dr. Gotcher agrees that, unless and until such time as the terms of this Agreement are disclosed in a public filing or release by Altair, he shall not disclose the terms of this Agreement except to the extent required by law.  Notwithstanding the foregoing, Dr. Gotcher may disclose the terms of this Agreement to his wife, his immediate family, his attorneys and/or his tax advisors.  If Dr. Gotcher discloses the terms of this Agreement to his attorneys and/or tax advisors, Dr. Gotcher will obtain such person’s agreement that, as a condition of such disclosure, he or she will not disclose the terms of this Agreement except to the extent required by law.

9.           Nondisparagement by Altair.  To the full extent allowed by law, Altair covenants that, as an agreed on material term of this Agreement, it will not make any disparaging remarks about Dr. Gotcher and shall refrain from saying or doing anything that could in any way hold Dr. Gotcher up to disrepute in the eyes of any other person or entity or that could in any way interfere with Dr. Gotcher’s ability to obtain or maintain gainful employment.  For purposes of this Section 9, remarks of Altair shall only include remarks made or actions of Altair taken by Altair’s President, any member of the Board of Directors of Altair, Altair’s Chief Financial Officer and any “Level 12” executive officer of Altair.  Dr. Gotcher shall direct all requests for employment information or references to John Fallini, who shall provide only Dr. Gotcher’s dates of employment and position held except as otherwise required by law.  Notwithstanding the foregoing, nothing set forth in this Section 9 shall prohibit Altair from enforcing its rights under this Agreement or the surviving provisions of the Employment Agreement, from complying with lawfully issued legal process or from initiating, prosecuting or defending any claims Altair or its Affiliates may have, or come to have, against Dr. Gotcher.  The provisions of this Section 9 shall survive for a period of two (2) years.

10.           Nondisparagement by Dr. Gotcher.  To the full extent allowed by law, Dr. Gotcher covenants that, as an agreed on material term of this Agreement, he will not make any disparaging remarks about any Altair or any Affiliate and shall refrain from saying or doing anything that could in any way hold Altair or any Affiliate up to disrepute in the eyes of any other person or entity or that could in any way interfere with the current or future business plans or activities of Altair or of any Affiliate.  Notwithstanding the foregoing, nothing set forth in this Section 10 shall prohibit Dr. Gotcher from enforcing his rights under this Agreement or the surviving provisions of the Employment Agreement, from complying with lawfully issued legal process or from initiating, prosecuting or defending any claims (other than claims released and discharged pursuant to Section 5) he may have, or come to have, against Altair or its Affiliates).  The provisions of this Section 10 shall survive for a period of two (2) years.

11.           Affirmation of Employment Agreement.  As a condition of his employment with Altair, Dr. Gotcher executed the Employment Agreement.  Dr. Gotcher understands and agrees that nothing in this Agreement limits or excuses his continuing responsibilities and obligations under Sections 7.5 (Return of Company Property), 8 (Covenant Not to Compete), 9 (Confidential Information), 10 (Inventions), 20 (Disputes; Governing Law; Arbitration); and any other provision of the Employment Agreement which by its terms is intended to survive the termination of Dr. Gotcher’s employment with Altair, all as set forth more fully in the Employment Agreement.  In addition, except as specifically set forth above in Section 4, above, nothing in this Agreement limits or alters Dr. Gotcher’s rights under any stock option agreement between Dr. Gotcher and Altair.

12.           Irrevocable Resignation.  To the extent applicable, effective as of the date of this Agreement, Dr. Gotcher hereby irrevocably resigns as an officer and/or director of Altair and/or of any Affiliate.

13.           Subpoena; Court Order; Other Legal Requirement.

a.           If Dr. Gotcher is requested, under the terms of a subpoena or order or other compulsory instrument issued by or under the authority of a court or arbitrator(s) of competent jurisdiction or by a governmental agency, or is advised in writing by counsel for any such party that there is otherwise a legal obligation to disclose (i) all or any part of the Confidential Information (as defined in the Employment Agreement), (ii) the fact that the Confidential Information has been made available to Dr. Gotcher, or (iii) any of the terms, conditions, or other facts with respect to Dr. Gotcher’s employment with the Altair, the services provided by Dr. Gotcher to Altair, or the termination of Dr. Gotcher’s employment with Altair, Dr. Gotcher agrees to, at Altair’s expense: (1) provide Altair with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (2) consult with Altair on the advisability of taking steps to resist or narrow that request; and (3) cooperate with Altair, at the request of Altair, and at Altair’s expense, in its efforts to obtain an order excusing the Confidential Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed.

b.           Except as allowed under Section 13.a, and to the full extent allowed by law, Dr. Gotcher agrees that he shall not act as a consultant to or provide any information to any third party or otherwise assist any third party, either directly or indirectly, in pursuing any claim or cause of action of any kind or nature against the Company, whether civil or criminal and whether pursued through court, arbitration, administrative, investigatory, or other procedures, concerning events occurring during Dr. Gotcher's employment with the Company, unless he is compelled to do so by lawfully issued legal process.

14.           Not an Admission.  This Agreement does not constitute an admission by either party hereto that either has violated any contract, law, or regulation or that it or he has discriminated against the other or otherwise infringed on the other’s rights and privileges or done any other wrongful act.

15.           Entire Agreement.  Except as set forth in Section 9, this Agreement is the entire, integrated agreement between the parties with respect to the subject matter hereof.  No other promises or agreements have been made to Dr. Gotcher other than those contained in this Agreement.

16.           Miscellaneous.  Notwithstanding any conflict of laws provisions to the contrary, this Agreement shall be governed by the laws of the State of Nevada.  Notwithstanding any Nevada law to the contrary, this Agreement may not be modified except by a document signed by Altair and Dr. Gotcher, whether or not any such claimed modification is supported by separate consideration.  Dr. Gotcher warrants that he has not assigned any Claim(s) released by this Agreement, or any interest therein, to any third party.  Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party.  In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties.  This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective parties hereto.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

17.           Severability.  If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.  It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

18.           Attorneys’ Fees. If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled.

19.           Knowing and Voluntary Execution.  Dr. Gotcher acknowledges that he has read this Agreement carefully and fully understands the meaning of the terms of this Agreement.  Dr. Gotcher acknowledges that he has signed this Agreement voluntarily and of his own free will and that he is knowingly and voluntarily releasing and waiving all Claim(s) that he has or may have against Releasees.

20.           Opportunity to Consult with Counsel.  Dr. Gotcher further acknowledges that he has been advised by this Agreement, and has had the opportunity if he so chooses, to consult with an attorney of his choice prior to signing this Agreement.  Each party agrees that he or it shall be solely responsible for any attorney’s fees incurred by that party in the negotiation and execution of this Agreement.

“Dr. Gotcher”

DATED: April 17, 2008	/s/ Alan Gotcher
Alan Gotcher

“Altair”

Altair Nanotechnologies, Inc.
A Canadian corporation

DATED: April 18, 2008	By: /s/ Terry Copeland
Its: President

Exhibit A
To
Separation Agreement and Release of All Claims

	Shares	Exercise	Date of	Expiry	Outstanding Unexercised
Description	Granted	Price	Grant	Date*	Total	Vested	Vesting*

Options - 1998 Plan	300,000	1.0200	8/16/2004	8/16/2014	300,000	200,000
100,000 vest if market price equals or exceeds $2.50 for at least 15 consecutive trading days from 8/16/04 to 8/16/05, 100,000 vest if market price equals or exceeds $3.50 for at least 15 consecutive trading days from 8/16/04 to 8/16/06, 100,000 vest if market price equals or exceeds $4.50 for at least 15 consecutive trading days from 8/16/04 to 8/16/09

Options - 1998 Plan	100,000	3.6200	4/8/2005	4/8/2015	100,000	100,000	All vest on 4/8/06
Options - 2005 Plan	66,802	3.4200	3/10/2006	3/10/2016	66,802	66,802	Vested on date of grant
Options - 2005 Plan	100,000	3.4200	3/10/2006	3/10/2016	100,000	75,000	25% vest on each of 3/10/06, 3/10/07, 3/10/08 and 3/10/09
Options - 2005 Plan	99,672	2.6300	1/15/2007	1/15/2017	99,672	99,672	Options vest on date of grant
Options - 2005 Plan	200,000	2.6300	1/15/2007	1/15/2017	200,000	133,332	33% vest on date of grant, 33% on 1/15/08, 34% on 1/15/09 (66,666,66,666,66,668)
Options - 2005 Plan	283,000	3.7200	1/15/2008	1/15/2018	283,000	0	70,750 vest on 1/15/2009, 70,750 vest on 1/15/2010, 70,750 vest on 1/15/2011, and 70,750 vest on 1/15/2012

			Total Stock Option		1,149,474	674,806
* Nothing in this Exhibit A shall alter any provisions of the governing option agreement or plan providing that an option ceases to vest, or termination a specified time period after, the termination of the optionee's service with the company, as such agreements or plans may be modified by Section 4 of this Agreement (specifically, that the date of termination of Dr. Gotcher's employment and/or service shall be considered to be May 29, 2008).